UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Fearless Films, Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0921357
(State or incorporation or organization)	(I.R.S. Employer Identification Number)

467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ⌧

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.   ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  333-227820

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock

As per our Form S-1 registration statement under the Securities Act of 1933, declared effective by the Securities and Exchange Commission on June 13, 2019, we are registering under the Securities Exchange Act of 1934, shares of our common stock.  Our authorized common stock consists of 500 million shares, par value $0.001 per share, of which 316,543,317 shares are issued and outstanding.  Our common stock is presently quoted on the OTCQB under the symbol “FERL”.

Each holder of our common stock has the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. It is duly noted that there are currently issued and outstanding 1,000,000 shares of Series “A” Preferred Stock. Each Preferred Share is entitled to the voting power of 100 votes over that of each common share on any matter brought to a vote of common stockholders. Except where a greater percentage is required by statute, our articles of incorporation or bylaws, the presence, in person or by proxy, of one or more holders of a majority of the voting power, constitutes a quorum for the transaction of business. Unless otherwise provided by statute, our articles of incorporation or bylaws, the vote by the holders of a majority of the voting power is required to effect certain fundamental corporate changes including, but not limited to, election of directors, liquidation, merger, or amendment of our articles of incorporation.

Item 2.	Exhibits.

The following exhibits to this registration statement on Form 8-A have been included in the Form S-1 registration statement, previously filed with the Securities and Exchange Commission, and are hereby incorporated by reference as indicated below.

Exhibit No.	Exhibit Description

3.1(1)	Articles of Incorporation (Nevada)

3.2(1)	Amendments to Articles of Incorporation

3.3(1)	Bylaws

4.1(1)	Instrument defining security holder rights – Specimen Stock Certificate

(1) Filed as Exhibit to initial filing of From S-1 Registration Statement on October 12, 2018.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Fearless Films, Inc.

Date: August 20, 2019	By:/s/Dennis dos Santos
Dennis Dos Santos
Chief Executive Officer